Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ENTERS INTO AMENDMENT OF ITS

EXISTING CREDIT AGREEMENT

FRANKLIN, Tenn. (March 9, 2015) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that the Company and its wholly-owned subsidiary, CHS/Community Health Systems, Inc., have entered into an amendment, effective today, to their existing credit agreement, dated July 25, 2007, and amended and restated as of November 5, 2010, February 2, 2012, and January 27, 2014 (the “Credit Agreement”) to (i) provide for a new Incremental Term Loan F facility of $1,700,000,000 (the “Incremental Term Loan Facility”) and (ii) modify certain “springing maturity” provisions applicable to the existing revolving credit facility and certain term loans, among other amendments. The proceeds of the Incremental Term Loan Facility are being used to repay the Company’s existing term loan E facility in full (which was scheduled to mature in January 2017) and to pay certain fees and expenses.

The Incremental Term Loan Facility has a maturity date of December 31, 2018, subject to customary acceleration events and to the repayment, extension or refinancing with longer maturity debt of certain of the Company’s other indebtedness. The pricing on the Incremental Term Loan Facility is LIBOR plus a margin of 325 basis points. The Incremental Term Loan Facility will amortize at 1% per annum (0.25% quarterly).

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. Through its subsidiaries, the Company currently owns, leases or operates 203 affiliated hospitals in 29 states with an aggregate of approximately 31,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding credit agreement amendments, their impact on the Company, and other events are forward-looking statements that involve risk and uncertainties within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:	W. Larry Cash President of Financial Services and Chief Financial Officer (615) 465-7000 or Michael J. Culotta Vice President – Investor Relations (615) 465-7037

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